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                                                                     EXHIBIT 5.2


         [Letterhead of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.]



                                October 2, 1997


Doskocil Manufacturing Company
4209 Barnett
Arlington, Texas 76017

     Re: Registration Statement on Form S-4

Gentlemen:

     We have acted as securities counsel to Doskocil Manufacturing Company, Inc., a Texas corporation (the "Company"), in connection with the exchange of $85,000,000 of 10 1/8% Senior Subordinated Notes Due 2007 (the "Old Notes") for $85,000,000 of newly issued 10 1/8% Senior Subordinated Notes Due 2007 (the "New Notes") which are being registered under the Securities Act of 1933, as amended, by means of a Registration Statement on Form S-4 (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission").

     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including (a) the Amended and Restated Articles of Incorporation of the Company and the Bylaws of the Company, as amended to date, (b) minutes of the proceedings of the Board of Directors of the Company, (c) the Registration Rights Agreement dated September 19, 1997, by and among the Company, Nationsbanc Capital Markets, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, (d) the Indenture dated as of September 19, 1997, by and between the Company and First Trust National Associates, as trustee, and (e) the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Trust or representatives or officers thereof.

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Doskocil Manufacturing Company
September 15, 1997
Page 2

     The opinions set forth herein are subject to the qualification that we are admitted to practice law in the State of Texas and we express no opinion as to laws other than the law of the State of Texas and the federal law of the United States of America.

     Based upon the foregoing, and subject to the assumption, qualifications and limitations hereinabove and hereinafter stated, it is our opinion that:

     1. The Company is duly organized and validly existing as corporation in good standing under the laws of the State of Texas and full corporate power and authority to carry on its business and to own, lease and operate its properties as described in the Registration Statement.

     2.   The issuance of the New Notes has been duly authorized by the Company.

     This opinion is rendered as of the date hereof, and we undertake no, and disclaim any, obligation to advise you of any change in or any new development that might affect any matters or opinions set forth herein.

     We consent to the reference to our Firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement, and to the filing of this opinion as an Exhibit to the Registration Statement.

                         Very truly yours,

                         /s/ LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P.

                         LIDDELL, SAPP, ZIVLEY, HILL & LaBOON, L.L.P.




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